The Dreyfus/Laurel Funds Trust

CERTIFICATE OF AMENDMENT

The Dreyfus/Laurel Funds Trust (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated March 30, 1979, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1.1 and inserting in lieu thereof the following:

"Section 1.1.  Name.  This Trust shall be known as 'BNY Mellon Investment Funds III,' and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine."

SECOND:  The Agreement and Declaration of Trust of the Trust is hereby further amended to provide that the names of the following series of the Trust, previously duly authorized by the Board of Trustees of the Trust, are changed as follows:

Old Name of Series	New Name of Series
Dreyfus Equity Income Fund	BNY Mellon Equity Income Fund
Dreyfus Global Equity Income Fund	BNY Mellon Global Equity Income Fund
Dreyfus High Yield Fund	BNY Mellon High Yield Fund
Dreyfus International Bond Fund	BNY Mellon International Bond Fund

THIRD:  The amendments to the Agreement and Declaration of Trust herein made were duly approved by at least a majority of the Trustees of the Trust at a meeting held on February 28, 2019 pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust, to be effective as of
June 3, 2019, or such other date as the appropriate officers of the Trust shall determine.

IN WITNESS WHEREOF, The Dreyfus/Laurel Funds Trust has caused this Certificate of Amendment to be signed in its name and on its behalf by the undersigned Vice President of the Trust.

THE DREYFUS/LAUREL FUNDS TRUST

/s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

Address of Trust:

240 Greenwich Street
18th Floor

New York, New York  10286

Address of Resident Agent:

C T Corporation System
155 Federal Street

Suite 700

Boston, Massachusetts  02110

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 28th day of February, 2019, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

\s\ Sarah S. Kelleher

Notary Public